GUINNESS ATKINSON
AMENDMENT TO THE AMENDED AND RESTATED
DISTRIBUTION AGREEMENT

THIS AMENDMENT dated this 23rd day of August, 2005,  to the Distribution Agreement, dated as of April 28, 2003, (the “Agreement”), is entered by and between Guinness Atkinson Funds, a Delaware statutory trust (the “Trust”), Guinness Atkinson Asset Management, LLC, a Delaware limited liability company (the “Advisor”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into an Amended and Restated Distribution Agreement; and

WHEREAS, the Trust intends to create additional funds; and

WHEREAS, the Trust, the Advisor and the Distributor desire to extend said Agreement to apply to the recently added funds; and

WHEREAS, Section 10, paragraph A of the Agreement allows for its amendment to Exhibit A by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superceded and replaced with Exhibit A attached hereto. The parties agree that exhibit A is effective as of June 30, 2004.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GUINNESS ATKINSON FUNDS	QUASAR DISTRIBUTORS, LLC

By: /s/James Atkinson	By: /s/James R. Schoenike

Title: President	Title: President

GUINNESS ATKINSON ASSET MANAGEMENT, LLC

By: /s/James Atkinson

Title: CEO

Exhibit A
to the Guinness Atkinson
Distribution Agreement

Fund Names

Separate Series of Guinness Atkinson Funds

Name of Series	Date Added

Guinness Atkinson Asia Focus Fund	4-28-03
Guinness Atkinson China & Hong Kong Fund	4-28-03
Guinness Atkinson Global Innovators Fund	4-28-03
Guinness Atkinson Global Energy Fund	6-30-04